Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Tempest Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common Stock, par value $0.001 per share	Other (3)	6,355,932(2)	$2.75(3)	$17,478,813.00	0.0000927	$1,620.29

	Total Offering Amounts					$17,478,813.00		1,620.29

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fees Due							$1,620.29

(1)

Represents the shares of Common Stock, $0.001 par value per share (the “Common Stock”) of Tempest Therapeutics, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 6,355,932 shares of the Registrant’s common stock, including 3,206,020 shares of common stock issuable upon the exercise of pre-funded warrants of the registrant.
(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on May 13, 2022, as reported on the Nasdaq Global Market.